                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------


                         ALTAIR INTERNATIONAL, INC.
                     ----------------------------------
                              (Name of Issuer)


                                Common Stock
                     ----------------------------------
                       (Title of Class of Securities)


                               02136W-10-2
                     ----------------------------------
                              (CUSIP Number)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of 5 Pages
                                       ---

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CUSIP No. 02136W-10-2                 13G                 Page 2 of 5 Pages
          -----------                                         ---   ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons
     William P. Long
     ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       1,822,029
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                        113,500
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    1,822,029
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    113,500
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     1,935,529
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     12.2%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

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                                                          Page 3 of 5 Pages
                                                              ---  ---


ITEM 1(A).  NAME OF ISSUER

               Altair International, Inc.
-------------------------------------------------------------------------------

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
               1725 Sheridan Avenue, Suite 140
               Cody, WY 82414
-------------------------------------------------------------------------------

ITEM 2(A).  NAME OF PERSON(S) FILING
               William P. Long
-------------------------------------------------------------------------------

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
               57 Sunset Rim
               Cody, WY 82414
-------------------------------------------------------------------------------

ITEM 2(C).  CITIZENSHIP
               USA
-------------------------------------------------------------------------------

ITEM 2(D).  TITLE OF CLASS OF SECURITIES
               Common Stock
-------------------------------------------------------------------------------

ITEM 2(E).  CUSIP NUMBER
               02136W-10-2
-------------------------------------------------------------------------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A

    (a) / / Broker or Dealer registered under Section 15 of the Act
          Not applicable
    (b) / / Bank as defined in section 3(a)(6) of the Act
          Not applicable
    (c) / / Insurance Company as defined in section 3(a)(19) of the Act
          Not applicable
    (d) / / Investment Company registered under section 8 of the Investment Company Act
          Not applicable
    (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
          Not applicable
    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)
          Not applicable
    (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)
          Not applicable
    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)
          Not applicable

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                                                          Page 4 of 5 Pages
                                                              ---  ---

ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
          1,935,529
    ---------------------------------------------------------------------------

    (b) Percent of Class:
          12.2%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              1,822,029
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
              113,500 Consists of 56,000 shares held by daughter and 57,500 held by son.
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
              1,822,029
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
              113,500 Consists of 56,000 shares held by daughter and 57,500 held by son.
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
         Not applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
         Not applicable
-------------------------------------------------------------------------------

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         Not applicable
-------------------------------------------------------------------------------

                                                          Page 5 of 5 Pages
                                                              ---  ---

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         Not applicable
-------------------------------------------------------------------------------

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         Not applicable
-------------------------------------------------------------------------------

ITEM 10. CERTIFICATION

         Not applicable

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       February 13, 1997
                                       ----------------------------------------
                                       (Date)

                                       Edward H. Dickinson
                                       ----------------------------------------
                                       (Signature)

                                       As Attorney-in-Fact for
                                       William P. Long
                                       ----------------------------------------
                                       (Name/Title)